Exhibit 99.1

1200 RIVERPLACE BOULEVARD — JACKSONVILLE, FL 32207-1809 — (904) 346-1500

December 2, 2008	For more information:
Susan Datz Edelman
FOR IMMEDIATE RELEASE	Director, Stockholder Relations
(904) 346-1506
sedelman@steinmart.com

STEIN MART, INC. APPOINTS DAVID H. STOVALL, JR. AS PRESIDENT & CEO

JACKSONVILLE, FL – The Board of Directors of Stein Mart, Inc. (Nasdaq: SMRT) has appointed David H. Stovall, Jr. as president and chief executive officer of the Company. Stovall, 61, has been a Belk, Inc., executive for more than 20 years, most recently as Chairman of Belk Central Division in Charlotte, N.C. He will assume his new responsibilities on December 5, 2008. Stovall succeeds Linda M. Farthing, longtime Stein Mart board member who has held the president and CEO position since September 2007, but announced earlier this fall that a search for her successor had begun.

“David has a solid history of executive management over both store operations and merchandise, and most recently oversaw the integration of Belk’s two largest acquisitions,” commented Jay Stein, chairman of the board of Stein Mart, Inc. “With his leadership, we will build on the initiatives begun during the past year to help transform Stein Mart into the revitalized company that our customers and our stockholders are eager to see us become. I am personally very excited about this hire.”

Stovall joined Belk in 1986 as senior vice president of merchandising and sales promotion, and went on to lead increasingly larger Belk store divisions in the ‘80s and ‘90’s. In 2000, he was named Chairman of the Central Division of Belk, Inc., in Charlotte. He chaired the Profitt’s/McRae’s integration of 2005-2006, and the Parisian integration of 2006-2008. Prior to joining Belk, Stovall held positions with Woodward & Lothrop, Bloomingdale’s and Stewart’s in the Washington, DC/Baltimore, MD area. He holds a bachelor’s of science degree from Washington & Lee University (where he currently sits on the Board of Advisors of the Williams School of Commerce, Economics and Politics) and a master’s in business administration from The Darden School of The University of Virginia. Stovall is a past chairman of the Charlotte Chamber of Commerce and has held numerous positions of leadership in the Charlotte community.

About Stein Mart

Stein Mart stores offer the fashion merchandise, service and presentation of a better department or specialty store, at prices up to 60 percent off department and specialty store prices, every day. Currently with locations from California to Massachusetts, Stein Mart’s focused assortment of merchandise features current season, moderate to better fashion apparel for women and men, as well as accessories, gifts, linens and shoes.

###

Additional information about Stein Mart, Inc. can be found at www.steinmart.com